FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, made as of April 29, 2024, by and between LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, a Delaware statutory trust (“Trust”), on its behalf and on behalf of its investment series set forth in Exhibit A (each, a “Fund”), LINCOLN FINANCIAL DISTRIBUTORS, INC., a Connecticut corporation (“Distributor”), LINCOLN FINANCIAL INVESTMENTS CORPORATION, a Tennessee corporation (“Adviser”), and JACKSON NATIONAL LIFE INSURANCE COMPANY (“Company”), a life insurance company organized under the laws of the State of Michigan.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (“1940 Act”) as an open-end, diversified management investment company;

WHEREAS, the Trust is organized as a series fund comprised of separate investment, series, including each Fund;

WHEREAS, the Trust was organized to act as the funding vehicle for certain variable life insurance and/or variable annuity contracts offered by life insurance companies through separate accounts of such life insurance companies and also may offer its shares to certain qualified pension and retirement plans;

WHEREAS, the Trust operates under an order from the SEC, dated June 4, 2007 (File No. 812-13287) (“Order”), granting relief from various provisions of the 1940 Act and the rules thereunder to the extent necessary to permit Fund shares to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated participating insurance companies accounts (“Participating Insurance Companies”) and qualified pension and retirement plans outside the separate account context and any other trust, plan, account, contract or annuity trust that is within the scope of Treasury Regulation §1.817.5(f)(3)(iii) (collectively, the “Plans”);

WHEREAS, the Company has established one or more separate accounts (“Separate Accounts”) through which the variable annuity contracts and variable life insurance policies identified on Exhibit B have been issued and which are no longer being marketed or sold (collectively, the “Variable Contracts”), and it seeks to have each Fund serve as certain of the underlying funding vehicles for such Variable Contracts;

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Fund shares to serve as investment options under the Variable

Contracts and each Fund is authorized to sell such shares to the Company at net asset value (“NAV”); and

WHEREAS, the Variable Contracts are administered by a third party administrator (“Administrator” or “Variable Contracts Administrator”) that will handle for the Company certain of the order placement and other administrative tasks relating to the Variable Contracts described in this Agreement.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust, the Distributor and the Adviser agree as follows:

Article I. SALE OF FUND SHARES

1.1. The Trust agrees to make available to the Separate Accounts shares of each Fund as listed in Exhibit A for investment of proceeds from Variable Contracts allocated to the designated Separate Accounts, such shares to be offered as provided in Fund’s Prospectus it being understood and agreed to by the Parties that the processing of orders for Shares shall occur in the manner provided by this Agreement as permitted by applicable laws, rules, and regulations.

1.2. The Trust agrees to sell to the Company those Fund shares which the Company orders, executing such orders on a daily basis at the NAV next computed after receipt by the Trust or its designee of the order. For purposes of this Section, the Company shall be the designee of the Trust for receipt of such orders from the Company and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice on the next Business Day (“Day 2”) of such order as set forth in Section 1.7. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Funds calculate their net asset value pursuant to the rules of the SEC.

1.3. The Trust agrees to redeem for cash, on the Company’s request, any full or fractional Fund shares held by the Company, executing such requests on a daily basis at the NAV next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section, the Company shall be the designee of the Trust for receipt of requests for redemption from the Company and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice on Day 2 of such request for redemption as set forth in Section 1.7.

1.4. The Trust shall furnish, on or before the ex-dividend date, notice to the Company of any income dividends or capital gain distributions payable on the shares of any Fund. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Fund’s shares in additional shares of the Fund. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions. The Company reserves the right to revoke this election by written notice to the Trust.

1.5. The Trust shall make the NAV per share for the selected Fund(s) available to the Company on a daily basis as soon as reasonably practicable after the NAV per share is calculated but shall use its best efforts to make such NAV available by 6:30 p.m. Eastern time. In the event of an error in the computation of a Fund’s NAV or any dividend or capital gain distribution (each, a “pricing error”), the Distributor or the Fund shall promptly notify the Company as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing. A pricing error shall be corrected in accordance with the Fund’s policy for correction of pricing errors (“Pricing Policy”); provided such Pricing Policy meets the requirements of the 1940 Act and any views expressed by the SEC staff. If an adjustment is necessary to correct a material error which has caused Variable Contract owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Variable Contract owners will be adjusted and the amount of any underpayments shall be credited by the Distributor to the Company for crediting of such amounts to the applicable Variable Contract owners accounts. The Distributor will also reimburse the Company for any administrative or other costs incurred by the Company in correcting such underpayments. Upon notification by the Distributor of any overpayment due to a material error, the Company shall promptly remit to the Distributor any overpayment that has not been paid to the Variable Contract owners. A pricing error shall be deemed to be “materially incorrect” or constitute a “material error” in accordance with the Fund’s Pricing Policy for purposes of this Agreement. The standards set forth in this Section are based on the parties’ understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all parties.

1.6. At the end of each Business Day, the Company shall use the information described in Section 1.5 to calculate Separate Account unit values for the day. Using these unit values, the Company shall process each such Business Day’s Separate Account transactions based on requests and premiums received by it by the time as of which the Fund calculates its share price as disclosed in the Fund’s prospectus (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) to determine the net dollar amount of the Fund shares which shall be purchased or redeemed at that day’s closing NAV per share. The net share purchase or redemption orders so determined shall be transmitted to the Trust by the Company on Day 2 as set forth in Section 1.7.

1.7. Submission of LVIP Fund Trades

(a)

Manual Trades. The Parties agree that Company will communicate orders to purchase and redeem units of Funds through a trade file in a mutually agreed upon format, submitted via facsimile or email by 8:30 AM, Eastern Time, on Day 2.

1.8. If the Company’s order requests the net purchase of the Trust shares, the Company shall pay for such purchase by wiring federal funds to the Trust or its designated custodial account on the day the order is actually transmitted by the Company by the close of the Federal Reserve wire system. If the Company’s order requests a net redemption resulting in a payment of redemption proceeds to the Company, the Trust shall wire the redemption proceeds to the Company on the day the order is actually received by the Trust by the close of the Federal Reserve wire system. If the Company’s order requests the application of redemption proceeds from the redemption of shares to the purchase of shares of another fund administered or distributed by the Distributor, the Trust shall so apply such proceeds on the same Business Day that the Company transmits such order to the Trust. The Company shall use best efforts to notify the Distributor at least five days in advance of a single purchase, redemption or exchange order for one million dollars ($1,000,000) or more of which it has prior knowledge.

1.9. Notwithstanding Section 1.8, the Trust reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with the payment of redemption proceeds to the Company on a timely basis to enable the Company to pay redemption proceeds under the Variable Contracts within the time specified in Section 22(e) of the 1940 Act, any rules thereunder, or such period of time as permitted by the SEC.

1.10. The Trust agrees that all Fund shares will be sold only to Participating Insurance Companies which have agreed to purchase Fund shares to fund their Separate Accounts and/or to certain qualified pension and other retirement plans, all in accordance with the requirements of Section 817(h) of the Internal Revenue Code of 1986 (“Code”) and Treasury Regulation 1.817-5. Fund shares will not be sold directly to the general public.

1.11. The Trust may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of the shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Trustees of the Trust, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deemed necessary and in the best interests of the shareholders of each Fund (it being understood that for this purpose shareholders means Variable Contract owners). To the extent possible and permitted under applicable law, the Trust shall take reasonable measures to provide notice of election to suspend or terminate at least 10 Business Days prior to effectiveness of such suspension or termination.

Article II. REPRESENTATIONS AND WARRANTIES

2.1. The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the state in which it is organized and that it has legally and validly established each Separate Account as a segregated asset account under such laws, and that the principal underwriter for the Variable Contracts, is registered as a broker-dealer under the 1934 Act.

2.2

The Company represents and warrants that it has registered each Separate Account as a unit investment trust in accordance with the provisions of the 1940 Act and cause each Separate Account to remain so registered to serve as a segregated asset account for the Variable Contracts, unless an exemption from registration is available. The Company represents and warrants that interests in the Separate Account under the Variable Contracts were registered under the Securities Act of 1933 (“1933 Act”) unless an exemption from registration is available prior to any issuance or sale of the Variable Contracts and that the Variable Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws, it being understood and agreed to that the Company is no longer filing post-effective amendment updates to the registrations for the Variable Contracts in reliance on the SEC’s Position on Discontinued Contracts set out in SEC Release No. IC-33814 (Mar. 11, 2020) (“SEC Position on Discontinued Contracts”).

2.3 Subject to the Funds compliance with applicable diversification requirements under Section 817(h) of the Code, and the rules and regulations thereunder, as set forth in this Agreement, the Company represents and warrants that the Variable Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Trust immediately upon having a reasonable basis for believing that the Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

2.4 Subject to the Trust’s compliance with Article III of this Agreement, the Company represents that it shall deliver such prospectuses, statements of additional information, proxy statements and periodic reports of each Fund as required to be delivered under applicable federal or state law in connection with the offer, sale or acquisition of the Variable Contracts.

2.5 The Trust represents and warrants that the Fund shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and shall be duly authorized for issuance and sold in accordance with all applicable federal and state laws, and the Trust shall be registered under the 1940 Act prior to and at the time of any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act as required in order to effect the continuous offering of Fund shares.

2.6 The Trust represents and warrants that each Fund currently complies, and will continue to comply with the diversification requirements set forth in Section 817(h) of the Code, and the rules and regulations thereunder, and will notify the Company immediately upon having a reasonable basis for believing any Fund has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Fund to achieve compliance.

2.7 The Trust represents and warrants that each Fund is or will be qualified as a Regulated Investment Company (RIC) under Subchapter M of the Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future. In the event of any noncompliance regarding the status of any Fund as a RIC in compliance with Subchapter M and/or noncompliance under Section 817(h), the Trust will pursue those efforts necessary to enable that Fund to qualify once again for treatment as a RIC in compliance with Subchapter M and/or to be in compliance with Section 817(h), including cooperation in good faith with the Company. If the Trust does not so cure the noncompliance regarding that Fund’s status as a RIC under Subchapter M and/or the noncompliance under Section 817(h), the Trust will cooperate in good faith with the Company’s efforts to obtain a ruling and closing agreement, as provided in Revenue Procedure 92-25 issued by the Internal Revenue Service (or any applicable ruling or procedure subsequently issued by the Internal Revenue Service), that the Fund satisfies the requirements of Subchapter M and/or compliance with Section 817(h), for the period or periods of noncompliance.

2.8 The Trust represents that it is lawfully organized and validly existing under the laws of the State of Delaware.

2.9 The Trust represents and warrants that its directors, officers, employees dealing with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage as required by Rule 17g-(1) under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid blanket fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10 The Adviser represents and warrants that it is registered as an investment adviser and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Trust in compliance in all material respects with the applicable laws of the State of Tennessee and any applicable state and federal securities laws.

2.11 The Distributor represents and warrants that it is registered as a broker-dealer and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Trust in compliance in all material respects with the applicable laws of the State of Connecticut and any applicable state and federal securities laws.

2.12 Each party represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate, partnership or trust action, as applicable, by such party, and, when so executed and delivered, this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

2.13 The Company represents and warrants that all orders for the purchase and sale of Fund shares submitted to the Trust (or counted by the Company in submitting a net order under this Agreement) will have been received in good order by the Company prior to the time as of which the Fund calculates its NAV on that Business Day, as disclosed in the prospectus for the pertinent Fund (the “trading deadline”), in accordance with Rule 22c-1 under the 1940 Act (subject only to exceptions as permitted under Rule 22c-1(c) under the 1940 Act, respecting initial purchase payments on variable annuity contracts, and to the established administrative procedures of the Company as described under Rule 6e-3 (b)(12)(iii) under the 1940 Act respecting premium processing for variable life insurance contracts). The Company will, upon reasonable request, certify to the Trust and the Distributor that the Company is in compliance with this Section.

2.14 The Company represents and warrants that it has implemented policies and procedures reasonably designed to guard against money laundering activities, to detect and report suspicious activities and to comply with the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any and all related regulations. In this regard, (a) to the extent required by law, the Company or its agents have obtained and will obtain in the future, evidence that satisfactorily establishes the identity of each of its Contract owners; (b) such information will be made available to the Trust and the Distributor or their agents upon their request for regulatory purposes; and (c) the Company will identify any suspicious transactions to the Trust and the Distributor.

Article III. TRUST DOCUMENTS; PROXY STATEMENTS

3.1. The Trust shall prepare and file with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses (including summary prospectuses), statements of additional information, any other shareholder materials for the Funds, and any supplements or amendments to the foregoing (collectively, the “Trust Documents”), all in accordance with applicable law, rule, or regulation.

3.2. The Trust is responsible for preparing, filing and providing the following “Trust Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(a)	Summary Prospectus for each of the Funds;

(b)	Statutory Prospectus for each of the Funds;

(c)	Statement of Additional Information (“SAI”) for each of the Funds; and

(d)	Most recent annual and semi-annual reports to shareholders per Rule 30e-1 under the 1940 Act.

3.3. The Company shall ensure that a Summary Prospectus for the Funds is used, in accordance with paragraph (j)(1)(ii) of Rule 498A.

3.4. The Trust shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, the Trust shall be responsible for ensuring that the Trust Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the 1934 Act, the 1940 Act, and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.5. The Trust shall:

The Trust or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Trust Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Trust Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing and mailing to be borne by the Trust or Distributor (as appropriate).The Trust or Distributor will provide such electronic copies of Prospectuses and Summary Prospectuses at least fifteen (15) calendar days (or such other period mutually agreed upon in writing by the parties) prior to the date such Prospectuses and Summary Prospectuses must be distributed by the Company or its agent to Variable Contract owners investing in a Fund in accordance with the requirements of the SEC Position on Discontinued Contracts. The Trust or Distributor will make reasonable attempts to provide electronic copies of the fund annual and semi-annual reports at least five (5) business days prior to the date the reports must be distributed. If the fund annual and semi-annual reports are not available for delivery to the Company at least five (5) business days prior to the date the reports must be distributed, the Trust or Distributor will notify the Company of the anticipated delivery date and will make available as soon as is feasible.

(a)	The Company will submit any bills for printing, duplicating, and/or mailing costs relating to the Trust Documents to the Trust for prompt reimbursement by the Trust or Distributor, as the case may be.

3.6. The Trust will bear the printing and mailing costs associated with the delivery of current proxy materials (including, but not limited to, the proxy cards, notice and statement, as well as the costs associated with tabulating votes) to existing Variable Contract owners of the Company who are invested in the Trust. The Company will submit any bills for printing, duplicating, tabulating, and/or mailing costs, relating to the Trust documents described above, to the Trust for reimbursement by the Trust. The Company shall monitor such costs and shall use its best efforts to control these costs. The Trust will provide Company with copies of current proxy materials suitable for printing with respect to existing Contract owners who are prospective purchasers of the Trust and with respect to prospective Variable Contract owners of the Company. The Company will pay all the expenses for printing and mailing these documents.

3.7. The Trust will provide the Company with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to a Fund after the filing of each such document with the SEC or other regulatory authority. Within 10 business days of receipt of request from the Trust, the Company will provide the Trust with at least one complete copy of all Variable Contract prospectuses, statements of additional information, alternative disclosures, related exemptive applications, and all amendments or supplements to any of the above after the filing of each such document with the SEC or other regulatory authority.

3.8. The Company agrees that it will cooperate with the Distributor and the Trust by providing to the Distributor and the Trust, within thirty (30) days prior to any deadline imposed by applicable laws, rules or regulations, information regarding shares sold and redeemed by Separate Accounts and whether the Separate Accounts are registered or unregistered under the 1940 Act and any other information pertinent to enabling the Distributor and the Trust to pay registration or other fees with respect to the Trust shares sold during the fiscal year in accordance with Rule 24f-2 or to register and qualify Trust shares under any applicable laws, rules or regulations in a timely manner.

3.9. Except with respect to information regarding the Company provided in writing by the Company, the Company shall not be responsible for the content of the prospectus or statement of additional information for the Trust. Also, except with respect to information regarding the Trust, Distributor, Adviser or the Fund provided in writing by the Trust, Distributor or Adviser, neither the Trust, the Distributor nor Adviser are responsible for the content of the prospectus or statement of additional information for the Variable Contracts.

Article IV. SALES MATERIALS; PRIVACY

4.1. The Company will furnish, or will cause to be furnished, to the Trust and the Distributor, each piece of sales literature or other promotional material in which the Trust, the Distributor or Adviser is named, at least ten (10) Business Days prior to its intended use. No such material will be used if the Trust or the Distributor objects to its use in writing within ten (10) Business Days after receipt of such material. Notwithstanding the foregoing, the Trust, Distributor, and Adviser acknowledge that the Variable Contracts are no longer being sold or marketed, and that the Company does not intend to produce or use any sales literature or other promotional material relating to the Variable Contracts.

4.2. The Trust and the Distributor will furnish, or will cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company or its Separate Accounts are named, at least ten (10) Business Days prior to its intended use. No such material will be used if the Company objects to its use in writing within ten (10) Business Days after receipt of such material.

4.3. The Trust and its affiliates and agents shall not give any information or make any representations on behalf of the Company or concerning the Company, the Separate Accounts, or the Variable Contracts issued by the Company, other than the information or representations contained in a registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus, or in reports of the Separate Accounts or reports prepared for distribution to owners of such Variable Contracts, or in sales literature or educational or other promotional material approved by the Company or its designee, except with the prior written permission of the Company.

4.4. The Company and its affiliates and agents shall not give any information or make any representations on behalf of the Trust or a Fund or concerning the Trust or a Fund other than the information or representations contained in a registration statement or prospectus for the Trust, as such registration statement and prospectus, or in sales literature or other educational or promotional material approved by the Trust or its designee, except with the prior written permission of the Trust.

4.5. Subject to law and regulatory authority, each party to this Agreement shall treat as confidential all information pertaining to the owners of the Variable Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party. Each party shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P. The provisions of this Section shall survive the termination of this Agreement.

4.6. Except as provided in Section 4.7 below, neither party shall disclose to any third party any confidential information obtained under this Agreement. For purposes of this Agreement, confidential information includes, without limitation, information about the business operations of the parties; and financial information, methods, plans, techniques, processes, and trade secrets, regardless of whether any such information would be considered material under the federal securities laws. Each party shall use confidential information only in furtherance of performing its duties hereunder and shall maintain policies and procedures reasonably designed to prevent its unauthorized disclosure. For the sake of clarity, confidential information does not include information that (1) is, or becomes, public knowledge through no act or failure to act of the receiving party, its employees, or its agents, (2) is publicly available, (3) is lawfully obtained by the receiving party from a third party not known by the receiving party after reasonable inquiry to have an obligation to maintain the confidentiality of such information, (4) is independently developed by the receiving party from sources or through persons that receiving party can demonstrate had no access to the information of the disclosing party, or (5) is otherwise in the possession of the receiving party, or becomes available to the receiving party, without confidentiality restrictions.

4.7. A party may disclose confidential information to a third party: (i) with the prior written consent of the other party; (ii) as required by applicable federal or state law, regulation, court order, or the rules and regulations or request of any governmental or self-regulatory body or official having jurisdiction over such party; or (iii) to its associates, delegates and other agents who reasonably require access to such information in order to provide the services contemplated by this Agreement.

Article V. POTENTIAL CONFLICTS

5.1. The Board of Trustees of the Trust (the “Board”) will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the Variable Contract owners of Participating Insurance Company Separate Accounts investing in the Trust. A material irreconcilable conflict may arise for a variety of reasons, including: (a) state insurance regulatory authority action; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Trust are being managed; (e) a difference in voting instructions given by variable annuity and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard voting instructions of Variable Contract owners.

5.2. The Company will report any potential or existing conflicts to the Board. The Company will be responsible for assisting the Board in carrying out its responsibilities under the Conditions set forth in the notice issued by the SEC for the Trust on May 11, 2007 (the “Notice”) (Investment Company Act Release No. IC-27821), by providing the Board with all information reasonably necessary for it to consider any issues raised. This responsibility includes, but is not limited to, an obligation by the Company to inform the Board whenever Variable Contract owner voting instructions are disregarded by the Company. These responsibilities will be carried out with a view only to the interests of the Variable Contract owners.

5.3. If a majority of the Trust’s Trustees or a majority of its disinterested trustees (“Independent Trustees”) determines that a material irreconcilable conflict exists, affecting the Company, the Company, at its expense and to the extent reasonably practicable (as determined by a majority of Independent Trustees), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, which may include: (a) withdrawing the assets allocable to some or all of the Separate Accounts from the Trust or any Fund thereof and reinvesting those assets in a different investment medium, which may include another Fund of the Trust or another investment company, (b) submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., Variable Contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, (c) offering to the affected Variable Contract owners the option of making such a change, and (d) establishing a new registered management investment company or managed separate account. If a material irreconcilable conflict arises because of the Company’s decision to disregard Variable Contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the election of the Trust, to withdraw its Separate Account’s investment in the Trust, and no charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interests of the Variable Contract owners.

For the purposes of this Section, a majority of the Independent Trustees shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust be required to establish a new funding medium for any Variable Contract. Further, the Company shall not be required by this Section to establish a new funding medium for any Variable Contract if any offer to do so has been declined by a vote of a majority of Variable Contract owners materially affected by the irreconcilable material conflict.

5.4. The Board’s determination of the existence of a material irreconcilable conflict and its implications shall be made known promptly and in writing to the Company.

5.5. No less than annually, the Company shall submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon it by these Conditions. Such reports, materials, and data shall be submitted more frequently if the Board deems appropriate.

Article VI. VOTING

6.1. To the extent required by Section 12(d)(1)(E)(iii)(aa) of the 1940 Act or Rule 6e-2 or Rule 6e-3 thereunder, or other applicable law, whenever Trust shall have a meeting of shareholders of any series or class of shares, the Company shall:

(a)	Solicit voting instructions from Variable Contract owners;

(b)	Vote Trust shares held in each Separate Account at such shareholder meetings in accordance with instructions received from Variable Contract owners;

(c)

Vote Trust shares held in each Separate Account for which it has not received timely instructions in the same proportion as it votes the applicable series or class of Trust shares for which it has received timely instructions; and

(d)

Vote Trust shares held in its general account in the same proportion as it votes the applicable series or class of Trust shares held by the Separate Accounts for which it has received timely instructions.

The Trust shall notify the Company of any changes to the Order or conditions. Notwithstanding the foregoing, the Company reserves the right to vote Trust shares held in any segregated asset account in its own right, to the extent permitted by law.

6.2. If and to the extent Rule 6e-2 and Rule 6e-3are amended to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then the Trust and/or the Company, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3, as amended, to the extent such Rules are applicable.

Article VII. SHAREHOLDER AND TRANSACTION INFORMATION.

7.1 Agreement to Provide Information. Company agrees to provide the Trust, upon written request (which may include electronic writings and facsimile transmissions, a “Request”), the taxpayer identification number (the “TIN“), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII“), if known, of any or all Shareholders who have purchased, redeemed, transferred or exchanged Shares held through an account with Company during the period covered by the Request and the amount, date, name or other identifier of any investment professionals associated with the Shareholders or accounts (if known), and the transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares. Unless otherwise specifically requested by the Trust for Good Cause, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

(a)

Good Cause. The term “Good Cause” means an instance where a Fund has experienced unusual levels or patterns of purchase or redemption activity and the Fund reasonably believes such activity is an indication that trading activity in an account is inconsistent with Fund policies, thereby requiring additional Shareholder information to investigate compliance with Fund policies.

(b)	Shareholder. The term “Shareholder” means the holder of interests in a Variable Contract, or a participant in an employee benefit plan with a beneficial interest in a Variable Contract.

(c)

Shareholder-Initiated Transfer Purchase. The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Variable Contract to a Fund, but does not include transactions that are executed: (i) pursuant to a Variable Contract death benefit; (ii) step-up in Variable Contract value pursuant to a Variable Contract death benefit; (iii) allocation of assets to a Fund through a Variable Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction or employer matching contributions, or planned premium payments to the Variable Contract; (iv) prearranged transfers at the conclusion of a required free look period; or (v) automatically pursuant to a contractual or systematic program such as a transfer of assets to a Fund as a result of “dollar cost averaging” programs, Company approved asset allocation programs, or automatic rebalancing programs.

(d) Shareholder-Initiated Transfer Redemption. The term “Shareholder- Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Variable Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, Company approved asset allocation programs or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Contract; (iii) within a Variable Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Contract; (iv) as a result of payment of a death benefit from a Variable Contract; or (v) as a result of loans.

7.2 Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the Request for which transaction information is sought. The Trust may request transaction information older than 180 days from the date of the Request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares, provided that the Trust shall pay the reasonable expenses of the Company in complying with requests for information regarding transactions that occurred more than 180 days prior to the date of such request.

7.3 Timing of Requests. Trust requests for Shareholder information shall be made no more frequently than quarterly except as the Trust has Good Cause that a more frequent request is necessary to enforce the Fund’s restrictions on market timing and similar abusive transactions.

7.4 Form and Timing of Response. Company agrees to transmit the requested information that is on Company’s books and records to the Fund or its designee promptly, but in any event not later than 10 Business Days after receipt of a Request.

7.5 Limitations on Use of Information. The Trust and Distributor agree not to use the information provided pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 under the 1940 Act or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. The Trust and Distributor further agree to protect the information provided pursuant to this Agreement, whether provided to the Trust, Distributor, or their designee, with at least the same degree of care that is used to protect its own confidential and personally identifiable information, but in no event less than is required for compliance with all applicable laws.

7.6 Agreement to Restrict Trading. Company agrees to execute a Request from the Trust to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Trust as having engaged in transactions in Shares (directly or indirectly through an account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares. Unless otherwise agreed to by the Company, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases that are effected directly or indirectly through the Company. In no event shall such restrictions or prohibitions prohibit redemptions from a Fund.

(a)

Form of Instructions. Such Request must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholders or accounts or other agreed upon information to which the instruction relates. Upon request of the Company, Trust agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Shareholder that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

(b)	Timing of Response. Company agrees to execute the Request as soon as reasonably practicable, but not later than five Business Days after Company’s receipt of the instructions.

(c)

Confirmation. Company agrees to provide written confirmation to the Trust as soon as reasonably practicable that the Request has been executed, but not later than 10 Business Days after the Request has been executed.

7.7	To the extent practicable, the format for any transaction information provided to the Fund should be in a format mutually acceptable to the parties.

Article VIII. ANTI-MONEY LAUNDERING

8.1. The Company shall comply with all applicable laws and regulations designed to prevent money “laundering”, and if required by such laws or regulations, to share with the Trust information about individuals, entities, organizations and countries suspected of possible terrorist or money “laundering” activities in accordance with Section 314(b) of the USA Patriot Act.

8.2 The Trust and the Distributor shall comply with all applicable laws and regulations designed to prevent money “laundering”, and if required by such laws or regulations, to share with the Company information about individuals, entities, organizations and countries suspected of possible terrorist or money “laundering” activities in accordance with Section 314(b) of the USA Patriot Act.

Article IX. INDEMNIFICATION

9.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless the Trust, the Distributor and the Adviser and each of their Trustees, directors, officers, employees and agents and each person, if any, who controls the Trust (excluding any Participating Insurance Companies), the Distributor or Adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of Sections 8.1 to 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(a)

Arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus, or sales literature for the Variable Contracts or contained in the Variable Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Trust for use in the registration statement, prospectus or sales literature for the Variable Contracts or in the Variable Contracts (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or Fund shares;

(b)

Arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Trust not supplied by the Company, or persons under its control) or wrongful conduct of the Company or any of its directors, officers, employees or agents, with respect to the sale or distribution of the Variable Contracts or Fund shares;

(c)

Arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus or sales literature of the Trust or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Trust for inclusion therein by or on behalf of the Company;

(d)	Arise as a result of any failure by the Company to substantially provide the services and furnish the materials under the terms of this Agreement; or

(e)

Arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

9.2. The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the Trust, whichever is applicable.

9.3. The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate at its own expense in the defense of such action. Unless the Indemnified Party releases the Company from any further obligations under this Section 9.3, the Company shall also be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

9.4. Indemnification by the Adviser. The Adviser agrees to indemnify and hold harmless the Company and each of its directors, officers, employees, and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for the purposes of Sections 8.4 to 8.6) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser which consent shall not be unreasonably withheld) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(a)

Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser, the Distributor or the Trust by or on behalf of the Company for use in the registration statement or prospectus for the Trust or in sales literature or other material, or any amendment or supplement thereto, or otherwise for use in connection with the sale of the Variable Contracts or Fund shares;

(b)

Arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Variable Contracts not supplied by the Adviser or persons under its control) or wrongful conduct of the Trust, the Distributor or the Adviser or persons under their control, with respect to the sale or distribution of the Variable Contracts or Fund shares;

(c)

Arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus or sales literature or other material covering the Variable Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company for inclusion therein by or on behalf of the Trust;

(d)

Arise as a result of a failure by the Trust, Distributor, or Adviser to provide the services and furnish the materials under the terms of this Agreement (including a failure to, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Section 2.6 and the qualification representation specified in Section 2.7); or

(e)

Arise out of or result from any material breach of any representation and/or warranty made by the Adviser, the Distributor or the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser, the Distributor or the Trust.

9.5. The Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company.

9.6. The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Adviser shall be entitled to participate at its own expense in the defense thereof. Unless the Indemnified Party releases the Adviser from any further obligations under this Section 9.6, the Adviser shall also be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

9.7. The provisions of this Article IX shall survive the termination of this Agreement.

Article X. TERM; TERMINATION

10.1. This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2. This Agreement shall terminate in accordance with the following provisions:

(a)	At the option of the Company or the Trust at any time from the date hereof upon 180 days’ prior written notice, unless a shorter time is agreed to by the parties;

(b)

At the option of the Company, if Fund shares are not reasonably available to meet the requirements of the Variable Contracts. Prompt written notice of election to terminate shall be furnished by the Company. The termination will be effective ten days after receipt of written notice unless the Trust makes available a sufficient number of Fund shares to reasonably meet the requirements of the Variable Contracts within the ten-day period;

(c)

At the option of the Company, upon the institution of formal proceedings against the Trust, the Distributor or Adviser by the SEC, FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Company’s reasonable judgment, materially impair the Trust’s, the Distributor’s or the Adviser’s ability to meet and perform their respective obligations and duties hereunder. Prompt written notice of election to terminate shall be furnished by the Company with said termination to be effective upon receipt of notice;

(d)

At the option of the Trust, the Distributor or the Adviser, upon the institution of formal proceedings against the Company by the SEC, FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Trust’s reasonable judgment, materially impair the Company’s ability to meet and perform its obligations and duties hereunder. Prompt written notice of election to terminate shall be furnished by Trust with said termination to be effective upon receipt of notice;

(e)

At the option of the Company, in the event the Trust’s shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such shares as the underlying investment medium of Variable Contracts issued or to be issued by the Company. Termination shall be effective immediately upon receipt of written notice by the Trust;

(f)

Other than as a result of the Trust’s failure to satisfy the representations and warranties in Sections 2.6 and 2.7 of this Agreement, at the option of the Trust if the Variable Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if the Trust reasonably believes that the Variable Contracts may fail to so qualify. Termination shall be effective upon receipt of written notice by the Company;

(g)

At the option of the Company, upon the Trust’s, Distributor’s, or Adviser’s breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Company within ten days after written notice of such breach is delivered to the Trust;

(h)

At the option of the Trust, upon the Company’s breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Trust within ten days after written notice of such breach is delivered to the Company;

(i)

At the option of the Trust, if the Variable Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon receipt of written notice by the Company;

(j)

At the option of the Company in the event that any Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that any Fund may fail to so qualify. Termination shall be effective immediately upon written notice to the Trust; and

(k)

At the option of the Company in the event that any Fund fails to meet the diversification requirements specified in Article II hereof or if the Company reasonably believes that any Fund may fail to meet such diversification requirements. Termination shall be effective immediately upon written notice to the Trust.

10.3. Notwithstanding any termination of this Agreement pursuant to Section 10.2 hereof, the Trust shall, at the option of the Company, continue to make available additional Fund shares, as provided below, for so long as the Company desires pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (“Existing Contracts”). Specifically, without limitation, if the Company so elects to make additional Fund shares available, the owners of the Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust under the Existing Contracts. In the event of a termination of this Agreement, the Company, as promptly as is practicable under the circumstances, shall notify the Trust, the Distributor and the Adviser whether the Company elects to continue to make Fund shares available after such termination. If Fund shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect.

10.4. Except as necessary to implement Variable Contract owner initiated or approved transactions, effect a substitution of Fund shares, or as required by state insurance laws or regulations, the Company shall not redeem the shares attributable to the Variable Contracts (as opposed to the shares attributable to the Company’s assets held in the Separate Accounts or invested directly), and the Company shall not prevent Variable Contract owners from allocating payments to a Fund that was otherwise available under the Variable Contracts, until thirty (30) days after the Company shall have notified the Trust of its intention to do so.

Article XI. NOTICES

Any notice that is required to be given by one party to the other under the terms of this Agreement shall be given in writing and delivered to the other party at the applicable address below, which may be changed by the parties by written notice to the other party in accordance with this Article X.

If to the Trust:	Lincoln Variable Insurance Products Trust
150 N. Radnor Chester Road
Radnor, PA 19087
Attn: Chief Counsel – Funds Management
Email: Ronald.holinsky@lfg.com

If to the Distributor:	Lincoln Financial Distributors, Inc.
150 N. Radnor Chester Road
Radnor, PA 19087
Attn: Legal Department

If to the Adviser:	Lincoln Financial Investments Corporation
150 N. Radnor Chester Road
Radnor, PA 19087
Attn: Chief Counsel – Funds Management
Email: Ronald.holinsky@lfg.com

If to the Company:
Jackson National Life Insurance Company 1 Corporate Way Lansing, MI 48951
Attn: Heidi L. Kaiser, Chief Compliance Officer
& Counsel

Email: jacksonseparateaccountscompliance@jackson.com

With copies to the Variable Contract Administrator:

PHL Variable Insurance Company 1 American Row Hartford, CT 06102

Email: Corporate.Compliance@nfg.com & phoenixvfm@nfg.com

Article XII. MISCELLANEOUS

12.1. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.2. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.3. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof. It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder, and to any orders of the SEC granting exemptive relief therefrom and the conditions of such orders, to the extent applicable.

12.4. The parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund. No Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund. No Trustee, officer or agent shall be personally liable for such debt, obligation or liability of any Fund.

12.5. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby to the extent practicable and except where a party’s respective interests are adverse to or in conflict with another party’s interests.

12.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.7. No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Trust, the Distributor, the Adviser and the Company; provided, however, that the Adviser may from time to time update Exhibit A to this Agreement, with a copy to the Company in due course, to add a new Fund, delete an inactive or terminated Fund, or reflect the change of name of a Fund. The establishment by the Company of an account in any Fund, whether or not as yet reflected on an updated Exhibit A, shall constitute the agreement by the Company and the Trust, the Distributor and the Adviser to be bound by the provisions of this Agreement with respect to that Fund.

12.8. Neither this Agreement nor any rights or obligations created by it may be assigned by any party without the prior written approval of all other parties.

12.9. Each party to the Agreement agrees to limit the disclosure of nonpublic personal information of Variable Contract owners and customers consistent with its policies on privacy with respect to such information and Regulation S-P of the SEC. Each party hereby agrees that it will comply with all applicable requirements under the regulations implementing Title V of the Gramm-Leach-Bliley Act and any other applicable federal and state consumer privacy acts, rules and regulations. Each party further represents that it has in place, and agrees that it will maintain, information security policies and procedures for protecting nonpublic personal customer information adequate to conform to applicable legal requirements.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST		LINCOLN FINANCIAL INVESTMENTS CORPORATION

By:	/s/ Benjamin Richer	By:	/s/ Benjamin Richer
Name:	Benjamin Richer	Name:	Benjamin Richer
Title:	SVP, Head of Funds Management	Title:	SVP, Head of Funds Management

LINCOLN FINANCIAL DISTRIBUTORS, INC.		JACKSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Thomas O’Neill	By:	/s/ Heidi L. Kaiser
Name:	Thomas O’Neill	Name:	Heidi L. Kaiser
Title:	SVP	Title:	VP, Chief Compliance Officer

Exhibit A

The currently available Funds of the Trust are:

1.	LVIP American Century Balanced Fund

2.	LVIP American Century Capital Appreciation Fund

3.	LVIP American Century Disciplined Core Value Fund

4.	LVIP American Century Inflation Protection Fund

5.	LVIP American Century International Fund

6.	LVIP American Century Large Company Value Fund

7.	LVIP American Century Mid Cap Value Fund

8.	LVIP American Century Ultra Fund

9.	LVIP American Century Value Fund

Exhibit B

Separate Accounts of the Company Registered Under the 1940 Act as Unit Investment Trusts

The following separate accounts are subject to this Agreement:

Jackson VFL Variable Annuity Separate Account

Jackson VFL Variable Life Separate Account

Variable Annuity Contracts and Variable Life Insurance Policies Registered Under the Securities Act of 1933*

The following contracts are subject to this Agreement:

Variable Annuity Contracts issued through

Jackson VFL Variable Annuity Separate Account:

•	Capital Select Flexible Premium Deferred Variable Annuity Contract

•	Capital Select Plus – Capital Advantage Flexible Premium Deferred Variable Annuity Contracts

Variable Life Insurance Policies issued through

Jackson VFL Variable Life Separate Account:

•	Capital Select Individual Flexible Premium Variable and Fixed Life Insurance Policy

•	Dimension One Flexible Premium Variable Life Insurance Policy

•	Dimension Two – Dimension Three Modified Single Premium Variable and Fixed Life Insurance Policy and Modified Single Premium Variable and Fixed Last To Die Life Insurance Policy

•	Dimension Four—Dimension Five Flexible Premium Variable and Fixed Life Insurance Policy and Flexible Premium Variable and Fixed Last To Die Life Insurance Policy

*	The registration statements for the Contracts and Policies are no longer updated in reliance on the SEC’s Position on Discontinued Contracts set out in SEC Release No. IC-33814 (Mar. 11, 2020).